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Airgas, Inc.

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[Letter Sent to Certain Stockholders]

Peter McCausland Executive Chairman Airgas, Inc. 259 N. Radnor-Chester Road Radnor, PA 19087-8675 (610) 902-6237 Fax: (610) 687-1058 www.airgas.com

July 19, 2013

Dear Fellow Airgas Shareholder:

Airgas is once again facing a shareholder proposal urging us to eliminate the classified structure of our Board. Last year’s precatory proposal to declassify our Board received the support of a narrow majority of our outstanding shares. I firmly believe that if the governance committees of more institutions had been willing to evaluate Airgas and this proposal through the same lens as their portfolio managers who know our company best, the result would have been much different.

Nevertheless, while acknowledging the role of our classified board structure in creating additional value for shareholders by preventing a 2010 takeover attempt, ISS not only again supports this measure, but also recommends withhold votes for incumbent directors John P. Clancey and Ted B. Miller, Jr.

The purpose of this letter is to urge our shareholders to hit the “pause button”; think about this issue in the context of Airgas and our very real experience with the value our classified board has helped preserve; and resist the impulse to follow the one-size-fits-all approach urged by those that will not devote the time or thought to make case-by-case determinations, even on critically important issues like this.1 We urge you instead to vote AGAINST the declassification proposal; and vote FOR the election of each of our nominees. Consider the following:

•

Airgas is not just any company resisting the efforts of academics and paid advisors to dictate how companies should be run. We are a company that has lived through a hostile takeover attempt based on a grossly inadequate offer and, thanks to our classified board structure, ultimately preserved enormous value for our shareholders.

•

On February 14, 2011, the day before the Delaware Chancery Court ruled in our favor and Air Products withdrew its $70 best and final offer, Airgas shares closed at $63.32 per share. Just four-and-a-half months later, on June 30, 2011, Airgas shares surpassed that $70 offer, closing at $70.04. And just over two years after the $70 offer was withdrawn, on February 27, 2013, Airgas shares closed for the first time at a price above $100.00 per share.

[1]	In his July 11, 2013 remarks at a conference of the Society of Corporate Secretaries & Governance Professionals, SEC Commissioner Daniel M. Gallagher said, “It is troubling to think that institutional investors, particularly investment advisers, are treating their responsibility akin to a compliance function carried out through rote reliance on proxy advisory firm advice rather than actively researching the proposals before them and ensuring that their votes further their clients’ interests.”

•	While our classified board structure was important to our defense against a grossly inadequate offer, our Board did not hide passively behind our defenses. To the contrary:

•

After the three Air Products nominees were elected to our Board in September 2010 (two of whom have been nominated for re-election at our August Annual Meeting but have drawn a withhold recommendation from ISS), the Board agreed to the naming of a third investment banker to opine on the adequacy of the Air Products offer.

•

Credit Suisse, after a thorough evaluation of Airgas, its business plan and the Air Products offer, concluded, as had Goldman Sachs and Bank of America Merrill Lynch, that the offer was inadequate. The three directors who had been nominated by Air Products joined their fellow Board members in unanimously rejecting the offer.

•

Ultimately, what our classified board structure did was to give our Board the time and opportunity to act in the manner that Chancellor Chandler, in his opinion denying all claims asserted by Air Products and the shareholder plaintiffs, described as a “quintessential example” of a board “acting in good faith and in accordance with their fiduciary duties.” I give that evaluation more credence than a formulaic governance score and I would hope that you do too.

•

Not surprisingly, the Supporting Statement submitted by the Harvard University Shareholder Rights Project on behalf of the Los Angeles County Employees Retirement Association, makes no mention of Airgas’ experience, even though this is a proposal to restructure the Airgas Board.

•

Instead, our shareholders are being urged to vote for the proposal because academic studies that are six to eleven years old, many conducted by the professor behind the Shareholder Rights Project, found various “associations” between classified boards and lower firm valuations, lower gains to shareholders, value-decreasing acquisition decisions and lower sensitivity of compensation to performance and CEO turnover to firm performance[2].

[2]	Other studies have concluded, “Firms with staggered boards have higher net profit margins, higher dividend yields and higher share repurchases” (Lawrence D. Brown & Marcus L. Caylor, “Corporate Governance and Firm Performance”, December 7, 2004 at page 23) and have suggested that “a more circumspect policy approach be adopted by some governance practitioners and academics whose recent calls for the abolition of this common governance provision seem unwarranted and potentially damaging for shareholders.” (Thomas W. Bates, David A. Becher & Michael L. Lemmon, “Board Classification and Managerial Entrenchment: Evidence from the Market for Corporate Control”, April 2007 at page 31).

•

The response to these dated materials should be, “Don’t tell me about ‘associations’, tell me about Airgas – tell me how much shareholder value would have been lost at Airgas were it not for its classified board structure.”

•

In our 26 years as a public company, Airgas has delivered compounded annual returns to shareholders of 19%, ranking us in the top 4% of the S&P 500 over that time – a remarkable track record. Throughout the entirety of this period, the directors who have overseen this tremendous outperformance have had the benefit of a classified board structure.

•

We have taken a disciplined approach to growing the business and have never restated earnings. Our incentive compensation plans and equity incentive plans run deep into the organization, and our Directors, myself included, have a meaningful ownership position in Airgas, aligning our interests well with those of our shareholders.

Our director nominees withstood enormous pressure when they held firm against an inadequate offer in an ultimately successful effort to preserve shareholder value. Our shareholders have benefited – tangibly and enormously – from their oversight and our classified board structure. There is no doubt in my mind that our nominees deserve your enthusiastic support and that we deserve the opportunity to continue to run the business under the oversight of a battle-tested classified board.

Thank you for your consideration and your faith in our company and its Board of Directors.

Sincerely,

Peter McCausland
Executive Chairman